Exhibit (a)(5)

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FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces an extension of tender offer for CRI HOTEL INCOME PARTNERS LP

Moraga, Calif. (Market Wire)--October 4, 2006-- MPF-NY 2006, LLC; Moraga Gold, LLC; MacKenzie Patterson Special Fund 7, LLC; MPF Senior Note Program I, LP; MPF Income Fund 21, LLC; MPF Income Fund 23, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 5, LLC; MP Income Fund 16, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC; MacKenzie Patterson Special Fund 5, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; Mackenzie Patterson Special Fund 8, LLC; MPF Acquisition Co. 3, LLC; MPF Flagship Fund 9, LLC; MPF Flagship Fund 10, LLC; MPF Flagship Fund 11, LLC; MPF Flagship Fund 12, LLC; MPF DeWaay Premier Fund, LLC; MPF DeWaay Premier Fund 2, LLC; and MPF DeWaay Premier Fund 3, LLC (the "Purchasers") have extended the expiration date with respect to their tender offer for beneficial assignment certificates representing limited partnership interests (the "BACs") in CRI Hotel Income Partners LP (the "Partnership"), pursuant to a letter to be mailed to BAC Holders as soon as practicable after the date of this release. The expiration date has been extended through October 18, 2006.

As of the date hereof, a total of 24,106 BACs have been tendered by BAC Holders and not withdrawn. No other BACs have been tendered to date.

BAC Holders should read the Offer to Purchase and the related materials carefully because they contain important information. BAC Holders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplemental Letter to BAC Holders, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. BAC Holders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x.224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556